Exhibit 99.1
Expedia, Inc. Reports Third Quarter 2006 Results
BELLEVUE, Wash.—November 9, 2006—Expedia, Inc. (NASDAQ: EXPE) today announced financial results for its third quarter ended September 30, 2006.
“Much progress has been made, though it’s been ever slow to come through in the performance of our largest point of sale, Expedia.com®,” said Barry Diller, Expedia, Inc.’s Chairman and Senior Executive. “But behind the scenes—where it all happens (or doesn’t)—there is growing confidence that our investments and operational improvements are sound, and will begin to show returns in the new year.”
“We made positive strides this quarter in stabilizing the company’s operating profitability as we continued to lay groundwork in the technology, supply partnerships and traveler features that we believe will result in sustained transaction and bookings growth over the longer-term,” said Dara Khosrowshahi, Expedia, Inc.’s CEO and President. “Our new loyalty program rewarding Expedia.com® customers with TankYou points is just the latest ground-breaking innovation for our travelers as we look to re-ignite top line growth going into the new year. In the meantime, we are encouraged by rock-solid execution at hotels.com®, our international points of sale, TripAdvisor™ and Expedia Corporate Travel®.”
Financial Summary & Operating Metrics (figures in $MM’s, except per share amounts)

	3 Months Ended	3 Months Ended	Y/Y
Measure	9.30.06	9.30.05	Change
Gross bookings	$4,261.0	$3,937.6	8%
Revenue	613.9	584.7	5%
Revenue / gross bookings	14.41%	14.85%	(44 bps)
Gross profit	480.8	460.6	4%
Operating income before amortization *	180.0	183.5	(2%)
Operating income	89.3	148.6	(40%)
Adjusted net income *	117.2	126.9	(8%)
Adjusted EPS *	$0.34	$0.35	(3%)
Net income	59.0	82.0	(28%)
Diluted EPS	$0.17	$0.23	(26%)
* “Operating income before amortization,” “Adjusted net income” and “Adjusted EPS” are non-GAAP measures as defined by the Securities and Exchange Commission (the “SEC”). Please see “Definitions of Non-GAAP Measures” and “Tabular Reconciliations for Non-GAAP Measures” for an explanation of non-GAAP measures used throughout this release. Please also see “Basis of Presentation” below for additional information on financial results presented throughout this release.

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Discussion of Results
Gross Bookings & Revenue
Gross bookings increased 8% for third quarter 2006 compared with third quarter 2005. Domestic gross bookings increased 2% and international gross bookings increased 29%, or 23% excluding the impact of foreign exchange rates.
Revenue increased 5% for the third quarter, primarily driven by increased worldwide merchant hotel revenue, partially offset by a decline in our domestic air revenue. Domestic revenue decreased 3% and international revenue increased 30%, or 19% excluding the impact of foreign exchange rates.
Worldwide merchant hotel revenue increased 14% for the third quarter. The growth was primarily driven by a 9% increase in room nights stayed, including rooms delivered as a component of vacation packages, as well as by a 5% increase in revenue per room night. Revenue per room night increased due to a 7% increase in worldwide average daily rates, partially offset by a decrease in hotel raw margin (defined as hotel net revenue as a percentage of hotel gross revenue), as hotel room suppliers have taken advantage of higher occupancies and the efficacy of their own online distribution to negotiate more favorable terms.
Worldwide air revenues decreased 23% for the third quarter due to a 17% decrease in revenue per air ticket and a 6% decrease in air tickets sold. The decrease in revenue per air ticket reflects reduced economics stemming from recently negotiated global distribution systems (“GDS”) and airline agreements as well as continued reductions in agency compensation by domestic carriers. The decline in air tickets sold reflects continued challenges in obtaining air inventory in light of record industry load factors and the reduction in relative capacity of carriers participating in our worldwide marketplace. Excluding merchant air, worldwide air tickets sold would have decreased 1%. Lower availability of merchant air inventory also impacted our packages revenue, which was down 2% compared with the prior year period.
Revenue as a percentage of gross bookings (“revenue margin”) was 14.41% for the third quarter, down 44 basis points compared with third quarter 2005. Domestic revenue margin was down 70 basis points to 14.03%, while international revenue margin grew 19 basis points to 15.40%. Excluding the impact of foreign exchange, international revenue margin would have decreased 40 basis points. The third quarter decline in worldwide revenue margin was primarily due to the decline in domestic air revenue per ticket, coupled with an increase in average worldwide airfares of 11%, as our remuneration generally does not vary with the price of the ticket. Worldwide merchant hotel raw margins decreased compared with third quarter 2005, but the increased mix of merchant hotel revenue offset the impact on overall revenue margin.
Profitability
Gross profit for the third quarter of 2006 was $481 million, up 4% compared to the third quarter of 2005 primarily due to a 5% increase in revenue, partially offset by a 47 basis point decline in gross margin. The gross margin decline was primarily due to higher stock-based compensation expense related to cost of revenue, partially offset by an increased mix of merchant hotel revenue, which has a higher gross margin than our overall business.
Operating Income Before Amortization (“OIBA”) for the third quarter decreased 2% to $180 million, driven by higher operating expenses, particularly selling and marketing expense, partially offset by higher gross profit excluding stock-based compensation expense. OIBA as a percentage of revenue was down 207 basis points to 29.32%, primarily reflecting higher growth in sales and marketing expense compared to revenue growth during the quarter, partially offset by a higher gross margin excluding stock-based compensation expense. Operating income decreased 40% during the quarter to $89 million, driven by a $47 million non-cash impairment charge of an indefinite life intangible asset related to Hotwire®, higher stock-based compensation expense and the same factors which impacted OIBA, partially offset by lower amortization expenses. Stock-based compensation increased due to a $30 million net credit in the prior year expense primarily related to a change in estimated forfeiture assumptions.
Adjusted net income for the third quarter decreased by $10 million compared to the same period in 2005 due to the elimination of interest income from IAC/InterActiveCorp (“IAC”), interest expense related to our senior notes issue and lower OIBA, partially offset by an increase in other interest income. Net income decreased by $23 million compared to the same period in 2005 due to lower operating income, elimination of interest income from IAC and increased interest expense, partially offset by a lower provision for income taxes and a prior year write-off of a long-term investment. Adjusted EPS and diluted EPS were $0.34 and $0.17 for the third quarter. These measures decreased 3% and 26%

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respectively due to the same factors impacting adjusted net income and net income, partially offset by lower share counts due to our share repurchases during the year.
Cash Flows & Working Capital
For the nine months ended September 30, 2006, net cash provided by operating activities was $747 million and free cash flow was $679 million. Both measures include $376 million from net changes in operating assets and liabilities, primarily driven by our merchant hotel business. Free cash flow for the nine months ended September 30, 2006 decreased $224 million from the prior year period due to a decrease in net changes in operating assets and liabilities primarily related to the timing of merchant hotel payment processing in the prior-year period, increased cash taxes, lower OIBA and increased capital expenditures. “Free cash flow” is a non-GAAP measure as defined by the SEC.
Highlights
Global Presence
•	Expedia, Inc.’s international points of sale in Canada, the United Kingdom, Germany, France, Italy, the Netherlands, China, Australia and other countries accounted for 27% of gross bookings and 29% of revenue in the third quarter, up from 23% of gross bookings and 24% of revenue in the prior year period.

•	For the first time Expedia, Inc.’s international points of sale have exceeded $4 billion of gross bookings on a trailing twelve month basis.

•	Expedia.com.au™ expanded its site offerings with the launch of holiday packages, domestic and international flights, and car rentals to complement the site’s existing hotel and attraction offerings.

•	Expedia, Inc. continued to expand its international presence with the launch of three new Expedia-branded sites dedicated to serving the Scandinavian markets in Denmark, Norway and Sweden.
Brand Portfolio
•	Hotwire® and Orbitz Worldwide, a brand of Travelport, signed a strategic partnership designating Hotwire the exclusive opaque booking partner for Orbitz.com and Cheaptickets.com, both brands of Orbitz Worldwide, beginning in 2007.

•	Expedia.com® celebrated its 10th anniversary with a 10-week sale in its top 10 destinations as well as a $50,000 dream vacation sweepstakes.

•	Expedia® Corporate Travel (“ECT”) has grown year-to-date worldwide gross bookings 50%, exceeding $800 million. ECT increased its geographic footprint with the launch of its sixth international presence in Germany.

•	WWTE® private-label technology was selected by Air China to provide online booking services for airline tickets, hotel rooms, packages and in-destination activities for Air China customers in North America.

•	Hotels.com grew worldwide gross bookings by 19%, including 59% growth at its European points of sale.
Content & Innovation
•	Expedia.com became the exclusive travel partner of ThankYou Network, a division of Citigroup, and launched a customer rewards program enabling travelers to accumulate points on top of their existing point programs regardless of which credit card they use. Expedia travelers can redeem their points for travel or for thousands of products and services from hundreds of retailers, e-tailers and catalogers.

•	Expedia.com partnered with TerraPass to become the first online travel agency to offer travelers the ability to mitigate greenhouse gas emissions that lead to global warming. Since late August, Expedia travelers have already purchased enough credits to offset more than 12 million pounds of carbon dioxide emissions.

•	Expedia travelers have created over 280,000 qualified reviews of hotel stays covering more than 24,000 worldwide properties.

•	Hotels.com, the experts in booking hotels online and via the phone, announced the availability of a new “Groups” tab on its home page, providing a clear and easy path for starting the booking process for group travel.

•	TripAdvisor™ continued its Web 2.0 innovation with the introduction of TripAdvisor™ Maps, mashing hotel-based content including traveler reviews onto its destination maps, enabling travelers to find the perfect hotel, at the right price, in exactly the right location.
Partner Services Group (“PSG”)
•	Expedia, Inc. announced new five-year strategic partnership agreements with US Airways and United Airlines under which all published fares and inventory will be available through Expedia.com and its affiliate sites.

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EXPEDIA, INC.
CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share data)
(Unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2006	2005	2006	2005
Revenue	$613,942	$584,653	$1,706,298	$1,624,706
Cost of revenue (1)	133,094	124,020	380,857	367,607

Gross profit	480,848	460,633	1,325,441	1,257,099

Operating expenses:
Selling and marketing (1)	215,086	184,560	614,778	556,763
General and administrative (1)	66,156	60,686	210,570	183,736
Technology and content (1)	36,034	30,854	104,866	101,998
Amortization of intangible assets	26,569	30,756	86,860	94,204
Impairment of intangible asset	47,000	—	47,000	—
Amortization of non-cash distribution and marketing	711	5,138	9,578	9,055

Operating income	89,292	148,639	251,789	311,343

Other income (expense):
Interest income from IAC/InterActiveCorp	—	15,316	—	40,089
Other interest income	9,697	2,962	20,332	7,774
Interest expense	(4,857)	(310)	(7,230)	(384)
Write-off of long-term investment	—	(23,426)	—	(23,426)
Other, net	2,926	7,379	17,049	11,889

Total other income, net	7,766	1,921	30,151	35,942

Income before income taxes and minority interest	97,058	150,560	281,940	347,285
Provision for income taxes	(37,707)	(69,026)	(103,523)	(143,895)
Minority interest in (earnings) losses of consolidated subsidiaries, net	(374)	501	(623)	106

Net income	$58,977	$82,035	$177,794	$203,496

Net earnings per share available to common stockholders:
Basic	$0.18	$0.24	$0.52	$0.61
Diluted	0.17	0.23	0.50	0.59

Shares used in computing earnings per share:
Basic	330,359	336,409	340,660	335,833
Diluted	341,137	353,351	355,075	344,819

(1) Includes stock-based compensation as follows:
Cost of revenue	$1,816	$(4,052)	$6,627	$7,133
Selling and marketing	2,968	(861)	11,665	14,590
General and administrative	7,043	1,791	25,483	37,527
Technology and content	4,612	2,113	13,772	20,649

Total stock-based compensation	$16,439	$(1,009)	$57,547	$79,899

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EXPEDIA, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share amounts)

	September 30,	December 31,
	2006	2005
	(Unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$945,692	$297,416
Restricted cash and cash equivalents	18,274	23,585
Accounts and notes receivable, net of allowance of $4,365 and $3,914	216,947	174,019
Prepaid merchant bookings	53,040	30,655
Prepaid expenses and other current assets	62,002	64,569

Total current assets	1,295,955	590,244
Property and equipment, net	124,737	90,984
Long-term investments and other assets	56,113	39,431
Intangible assets, net	1,050,764	1,176,503
Goodwill	5,856,663	5,859,730

TOTAL ASSETS	$8,384,232	$7,756,892

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable, merchant	$658,452	$534,882
Accounts payable, other	126,934	107,580
Short-term borrowings	256	230,755
Deferred merchant bookings	623,944	406,948
Deferred revenue	11,083	7,068
Income taxes payable	80,396	43,405
Deferred income taxes, net	103	3,178
Other current liabilities	125,946	104,409

Total current liabilities	1,627,114	1,438,225
Long-term debt	500,000	—
Deferred income taxes, net	341,433	368,880
Derivative liabilities	30,845	105,827
Other long-term liabilities	34,427	38,423
Minority interest	55,960	71,774

Commitments and contingencies

Stockholders’ equity:
Preferred stock $.001 par value	—	—
Authorized shares: 100,000,000
Series A shares issued and outstanding: 846 and 846
Common stock $.001 par value	327	323
Authorized shares: 1,600,000,000
Shares issued: 327,428,245 and 323,184,577
Shares outstanding: 305,293,547 and 321,979,486
Class B common stock $.001 par value	26	26
Authorized shares: 400,000,000
Shares issued and outstanding: 25,599,998 and 25,599,998
Additional paid-in capital	5,865,119	5,695,498
Treasury stock — Common stock, at cost	(320,569)	(25,464)
Shares: 22,134,698 and 1,205,091
Retained earnings	242,772	64,978
Accumulated other comprehensive income (loss)	6,778	(1,598)

Total stockholders’ equity	5,794,453	5,733,763

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$8,384,232	$7,756,892

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EXPEDIA, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(Unaudited)

	Nine months ended
	September 30,
	2006	2005
Operating activities:
Net income	$177,794	$203,496
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	35,834	37,869
Amortization of intangible assets, non-cash distribution and marketing, and stock-based compensation	153,985	183,158
Deferred income taxes	(31,702)	29,948
Unrealized gain on derivative instruments, net	(11,609)	(12,000)
Equity in earnings of unconsolidated affiliates	(2,331)	(870)
Minority interest in earnings (losses) of consolidated subsidiaries, net	623	(106)
Write-off of long-term investment	—	23,426
Impairment of intangible asset	47,000	—
Other	785	690
Changes in operating assets and liabilities, net of effects from acquisitions:
Accounts and notes receivable	(39,767)	(28,468)
Prepaid merchant bookings and prepaid expenses	(30,178)	(39,047)
Accounts payable, other and other current liabilities	103,189	133,105
Accounts payable, merchant	122,307	212,804
Deferred merchant bookings	216,911	197,154
Deferred revenue	4,001	2,494

Net cash provided by operating activities	746,842	943,653

Investing activities:
Acquisitions, net of cash acquired	(29,830)	11,515
Capital expenditures	(67,580)	(40,859)
Increase in long-term investments and deposits	(1,820)	(2,379)
Transfers to IAC/InterActiveCorp, net	—	(753,613)
Other, net	—	(1,967)

Net cash used in investing activities	(99,230)	(787,303)

Financing activities:
Repayment of short-term borrowings	(230,649)	—
Proceeds from issuance of long-term debt, net of issuance costs	495,682	—
Changes in restricted cash and cash equivalents	(2,604)	(23,173)
Proceeds from exercise of equity awards	29,360	20,458
Excess tax benefit on equity awards	781	—
Treasury stock activity	(295,105)	—
Distribution to IAC/InterActiveCorp, net	—	(65,991)
Other, net	—	(2,601)

Net cash used in financing activities	(2,535)	(71,307)
Effect of exchange rate changes on cash and cash equivalents	3,199	1,164

Net increase in cash and cash equivalents	648,276	86,207
Cash and cash equivalents at beginning of period	297,416	141,668

Cash and cash equivalents at end of period	$945,692	$227,875

Supplemental cash flow information
Cash paid for interest	$2,859	$—
Income tax payments, net	63,955	5,115

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Income Statement Notes
Gross Bookings / Revenue
•	Expedia, Inc. makes travel products and services available on a merchant and agency basis. Merchant transactions typically produce a higher level of net revenues per transaction and are generally recognized when the customer uses the travel product or service. Agency revenues are typically recognized at the time the reservation is booked.

•	Agency bookings accounted for 58% of total bookings for the three months ended September 30, 2006 and 2005, as the increase in average worldwide airfares and decrease in domestic merchant air bookings was offset by an increase in our worldwide merchant hotel bookings.
Cost of Revenue
•	Cost of revenue primarily consists of: (1) costs of our data and call centers; (2) credit card merchant fees; (3) fees paid to fulfillment vendors for processing airline tickets and related customer services; (4) costs paid to suppliers for certain destination inventory; and (5) reserves and related payments to airlines for tickets purchased with fraudulent credit cards.

•	Cost of revenue was 21.7% of revenue for the three months ended September 30, 2006 and 21.2% for the prior year period. The increase was primarily due to increased stock-based compensation related to cost of revenue, partially offset by an increased mix of merchant hotel revenue, which has a higher gross margin than our overall business. Cost of revenue excluding stock-based compensation was 21.4% of revenue for the three months ended September 30, 2006 and 21.9% for the prior year period. The decrease was primarily due to an increased mix of merchant hotel revenue, which has a higher gross margin than our overall business.

•	Cost of revenue includes depreciation expense of $3 million for the three months ended September 30, 2006 and 2005.
Operating Expenses (non-GAAP)
(stock-based compensation expense has been excluded from all calculations and discussions below; see note (1) to the Consolidated Statements of Income for stock-based compensation by line item)
•	Operating expenses as a percentage of revenue for the three months ended September 30, 2006 and 2005 were as follows (some numbers may not add due to rounding):

	2006	2005	Change
Selling and marketing	34.6%	31.7%	2.8%
General and administrative	9.6%	10.1%	(0.4%)
Technology and content	5.1%	4.9%	0.2%

Total	49.3%	46.7%	2.6%
•	Operating expenses include depreciation expense of $10 million and $12 million for the three months ended September 30, 2006 and 2005, respectively.

Selling and Marketing (non-GAAP)
•	Selling and marketing expense relates to direct advertising and distribution expense, including television, radio and print spending, as well as traffic generation from internet portals, search engines, private label and affiliate programs. Approximately 20% of the third quarter 2006 expense relates to personnel costs, including our PSG staff, marketing teams and destination services desk personnel, compared with 19% for the prior year period.

•	The 2.8% year-over-year increase in selling and marketing expense as a percentage of revenue was largely due to marketing spend at our European points of sale, due in part to a shift of marketing spend from the second quarter to the third quarter driven by the timing of the World Cup. The year-over-year increase was also due in part to marketing at Hotels.com to drive merchant hotel bookings and increased personnel costs, partially offset by a decline in marketing spend for our Expedia.com point of sale.

•	We expect selling and marketing to increase as a percentage of revenue for full-year 2006 due to continued expansion of our earlier stage international businesses, inflation in search-related and other traffic acquisition vehicles, lower marketing efficiencies and increased fixed personnel costs versus 2005.

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General and Administrative (non-GAAP)
•	General and administrative expense consists primarily of personnel-related costs for support functions that include our executive leadership, finance, legal, tax and human resources functions, and fees for professional services that include legal, tax and accounting.

•	The 0.4% year-over-year decrease in general and administrative expense as a percentage of revenue was primarily due to lower compensation expense.

•	We expect general and administrative expense to increase as a percentage of revenue for full year 2006 due to the incremental costs as a stand-alone public company and increased legal costs.
Technology and Content (non-GAAP)
•	Technology and content expense includes product development expenses such as payroll and related expenses for localization, and depreciation of website development costs.

•	The 0.2% year-over-year increase in technology and content expense as a percentage of revenue was due to increases in our software development and engineering teams, and increased website innovation.

•	Given the increasing complexity of our business and our investments in geographic expansion, an enterprise data warehouse, call center technology, site merchandising, content, corporate travel, supplier integration, service-oriented architecture and other initiatives, we expect absolute amounts spent in technology and content to increase as a percentage of revenue for full year 2006 and 2007.

•	The $27 million increase in capital expenditures for the nine months ended September 30, 2006 compared with the prior year period is primarily due to capitalized software costs, which will be expensed as technology and content over a three year period subsequent to the software being put into service.
Stock-Based Compensation Expense
•	Stock-based compensation expense relates primarily to expense for stock options and restricted stock units (“RSUs”). Since February 2003, we have awarded RSUs as our primary form of employee stock-based compensation. Our stock-based awards generally vest over five years.

•	Stock-based compensation expense for the three months ended September 30, 2006 was $16 million, consisting of $10 million in stock options expense and $6 million in expense related to RSUs and other equity compensation. Stock-based compensation increased $17 million from the prior year amount due to a $30 million net credit in the prior year period related to a change in the forfeiture assumptions associated with our equity awards.

•	Assuming, among other things, no modification of existing awards or significant award grants, we expect stock-based compensation expense for full-year 2006 will be less than $85 million and will decrease further in 2007.

•	The adoption of SFAS 123(R) on January 1, 2006 did not have a material impact on our financial position as we have been accounting for stock-based awards in accordance with SFAS 123 since January 1, 2003. Under SFAS 123(R), less than $1 million of “excess tax benefit on equity awards” is included in “cash flow from financing activities” for the nine months ended September 30, 2006.
Other, Net
•	The $4 million decrease in other, net primarily relates to a $1 million unrealized loss related to our AskJeeves, Inc. (“Ask”) derivative liability (see Balance Sheet Notes), compared with a $12 million unrealized gain in the prior year period. This change was partially offset by a foreign exchange gain of $2 million in the current period compared with a $5 million loss in the prior year period.
Income Taxes
•	The effective tax rate on pre-tax adjusted income was 37.5% for the three months ended September 30, 2006 compared with 35.5% in the prior year period. The effective tax rate in both periods was higher than the federal statutory rate of 35% principally due to state income taxes, partially offset in the 2005 period by tax credits related to research and development costs.

•	The effective tax rate on GAAP pre-tax income was 38.8% for the three months ended September 30, 2006 compared with 45.8% in the prior year period. The effective tax rate was higher than the federal statutory rate of 35% in the third quarter of 2006 principally due to state income taxes and the valuation allowance on certain foreign losses. In the prior year period, in addition to state taxes and the valuation allowance on certain foreign losses, the write down of a long-term investment also contributed to a higher tax rate.

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•	Cash paid for income taxes for the nine months ended September 30, 2006 was $64 million, an increase of $59 million compared with the prior year period primarily due to IAC’s payment of taxes related to Expedia prior to our becoming an independent public company after which time we became responsible for our tax obligations.

•	During the third quarter of 2006 we utilized substantially all of our net operating losses and expect to be a full cash taxpayer going forward.
Foreign Exchange, Acquisitions (some numbers may not add due to rounding)
•	As Expedia, Inc.’s reporting currency is the U.S. Dollar (“USD”), reported financial results are affected by the strength or weakness of the USD in comparison to the currencies of our international operations. Management believes investors may find it useful to assess our growth rates with and without the impact of foreign exchange. The estimated impact on growth rates during the third quarter from foreign exchange is as follows:

	Three months ended	Y/Y growth rates	Impact on Y/Y growth
	September 30, 2006	excluding foreign	rates from foreign
	Y/Y growth rates	exchange movements	exchange movements

Gross Bookings:
Worldwide	8.2%	6.8%	1.4%
International	28.6%	22.6%	6.0%
Revenue:
Worldwide	5.0%	4.0%	1.0%
International	30.2%	19.4%	10.8%
Operating Income	(39.9%)	(41.4%)	1.4%
Operating Income Before Amortization	(1.9%)	(3.1%)	1.2%
•	In preparing our financial statements for the third quarter of 2006, we revised the 2004 and 2005 allocation of domestic and international gross bookings and revenue to conform to our presentation of 2006 periods. There was no impact on total gross bookings and consolidated revenue as a result of these changes. The estimated impact of foreign exchange on growth rates during each of the three month periods beginning with the third quarter of 2005 is as follows:

	WORLDWIDE			INTERNATIONAL
			Impact on Y/Y			Impact on Y/Y
		Y/Y growth rates	growth rates from		Y/Y growth rates	growth rates from
		excluding foreign	foreign exchange		excluding foreign	foreign exchange
Three months ended	Y/Y growth rates	exchange movements	movements	Y/Y growth rates	exchange movements	movements

Gross Bookings:
June 30, 2006	10.5%	10.2%	0.3%	20.0%	18.7%	1.3%
March 31, 2006	13.8%	15.2%	(1.5%)	23.1%	29.6%	(6.5%)
December 31, 2005	17.3%	18.6%	(1.4%)	29.1%	35.5%	(6.4%)
September 30, 2005	20.6%	20.4%	0.2%	38.8%	37.9%	1.0%
Revenue:
June 30, 2006	7.8%	7.8%	0.1%	24.7%	23.1%	1.6%
March 31, 2006	1.8%	2.7%	(0.8%)	15.1%	24.2%	(9.2%)
December 31, 2005	12.7%	13.8%	(1.1%)	32.2%	44.4%	(12.2%)
September 30, 2005	16.1%	16.7%	(0.7%)	40.7%	40.2%	0.5%
•	There was no year over year impact on growth rates from acquisitions.
Balance Sheet Notes
Cash, Cash Equivalents and Restricted Cash
•	Cash, cash equivalents and current restricted cash totaled $964 million at September 30, 2006. This amount includes $18 million in restricted cash and equivalents related to merchant air revenue transactions.

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•	The $643 million increase in cash, cash equivalents and restricted cash for the nine months ended September 30, 2006 principally relates to the $496 million in net proceeds from our senior notes offering, $453 million in OIBA and $376 million increase in cash from net changes in operating assets and liabilities, partially offset by $295 million in treasury stock activity primarily related to our 20 million share repurchase, the $230 million repayment of our revolver balance, $68 million in capital expenditures and $64 million in cash taxes.
Accounts Receivable
•	Accounts receivable include credit card receivables generally due within two to three days from credit card agencies, as well as receivables from agency transactions, which are generally due within 30 days from our airlines, global distribution partners and hotel suppliers.
Prepaid Merchant Bookings, Prepaid Expenses and Other Current Assets
•	Prepaid merchant bookings relate to our merchant air business and reflect prepayments to our airline partners for their portion of the gross booking, prior to the travelers’ dates of travel.

•	Prepaid expenses and other current assets are primarily composed of prepaid marketing, prepaid merchant fees, prepaid license and maintenance agreements and prepaid insurance.
Long-Term Investments and Other Assets
•	Long-term investments and other assets include deferred charges, collateral deposits related to our cross-currency swap agreements, investments in joint ventures and debt issuance costs.

•	Long-term investments and other assets increased $17 million from December 31, 2005 primarily due to higher collateral deposits on our cross-currency swap agreements, debt issuance costs related to our senior notes and an increase in value of our joint venture investment.
Goodwill and Intangible Assets, Net
•	Goodwill and intangible assets, net primarily relate to the acquisitions of Hotels.com, Expedia.com® and Hotwire.com™.

•	$866 million of intangible assets, net relates to intangible assets with indefinite lives, which are not amortized. Our indefinite lived intangible assets relate principally to trade names and trademarks acquired in various acquisitions.

•	We determined that the carrying amount of our indefinite lived trade name intangible asset related to Hotwire exceeded its fair value. As a result, we recognized an impairment charge of $47 million. This impairment charge is not deductible for tax purposes.

•	$184 million of intangible assets, net relates to intangible assets with definite lives, which are generally amortized over a period of two to ten years. This amortization is generally not deductible for tax purposes.

•	Amortization expense related to definite lived intangibles was $27 million for the three months ended September 30, 2006, compared with $31 million for the prior year period. Assuming no subsequent impairment or acquisitions, we expect amortization expense for definite lived intangibles of $110 million in 2006 and $71 million in 2007.
Deferred Merchant Bookings and Accounts Payable, Merchant
•	Deferred merchant bookings consist of amounts received from travelers who have not yet traveled. The payment to suppliers related to these bookings is not made until approximately one week after booking for air travel and, for all other merchant bookings, after the customer’s use and subsequent billing from the supplier, which billing is reflected as accounts payable, merchant on our balance sheet. Therefore, especially for merchant hotel, there is a significant period of time from the receipt of cash to supplier payment.

•	As long as the merchant hotel business continues to grow and our business model does not change, we expect that changes in working capital will continue to be positive. If this business declines or if the model changes, it would negatively affect our working capital.

•	Deferred merchant bookings generally mirror the seasonality pattern of our gross bookings.

•	For the nine months ended September 30, 2006, the change in deferred merchant bookings and accounts payable, merchant contributed $339 million to net cash flow provided by operating activities.

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Borrowings
•	Expedia, Inc. maintains a $1 billion five-year unsecured revolving credit facility that bears interest based on our financial leverage, currently priced at LIBOR+0.625%. As of September 30, 2006 we had no balance on our revolver and were in compliance with all financial covenants under the credit facility.

•	In August 2006 we completed the placement of $500 million 7.456% Senior Notes due 2018 with plans to use the net proceeds of the offering for general corporate purposes, which may include repurchase of common stock, repayment of debt, acquisitions, investments, additions to working capital, capital expenditures and advances to or investments in our subsidiaries.

•	The notes are repayable in whole or in part on August 15, 2013 at the option of the note holders. We may redeem the notes at any time at our option.

•	Semi-annual interest expense related to the senior notes is $18.6 million, to be paid on February 15 and August 15 of each year, beginning with February 2007.
Other Current Liabilities
•	Other current liabilities principally relate to accruals for cost of service related to our call center and internet services, accruals for service, bonus, salary and wage liabilities and a reserve for occupancy taxes.

•	Other current liabilities increased $22 million from December 31, 2005, due to increased accrued liabilities associated with the growth of our business, the reclass from other long-term liabilities of $6 million related to our tax-sharing agreement with Microsoft, which we expect to pay in the fourth quarter of 2006, and accrued interest expense related to our senior notes, partially offset by lower compensation accruals.
Derivative Liabilities
•	In connection with IAC’s acquisition of Ask, we issued 4.3 million shares of Expedia, Inc. common stock into an escrow account, which shares (or cash in equal value) were due to holders of Ask convertible notes upon conversion. These shares have been included in diluted shares from the date of Spin-Off.

•	During the first six months of 2006, notes were converted for 3.0 million shares, leaving 1.3 million shares of Expedia common stock (or cash in equal value) due to Ask note holders upon conversion. Subsequent to September 30, 2006, additional notes were converted for 0.5 million shares, leaving 0.8 million shares of common stock (or cash in equal value) due to Ask note holders upon conversion.

•	The estimated fair value of the Ask notes and other derivatives at September 30, 2006 was $22 million, recorded as derivative liabilities on our balance sheet.

•	For the three months ended September 30, 2006, we recorded a net unrealized loss of $1 million, principally related to the Ask notes, due to the increase in our share price during the third quarter. This loss is reflected as an increase in derivative liabilities, is recorded in “other, net” in “other income” on our statements of income and is excluded from both our OIBA and Adjusted Net Income calculations.

•	We anticipate recording a quarterly unrealized gain or loss in future quarters related to the escrow shares as we adjust the fair value of this liability for changes in our stock price, as measured at subsequent quarter-ends compared with the prior completed quarter-end.

•	The remaining $9 million of derivative liabilities at September 30, 2006 relate to cross-currency swaps, an increase of $8 million from December 31, 2005. The increase was due to the weakening of the USD compared with the Euro and rising interest rates.
Other Long-Term Liabilities
•	Other long-term liabilities principally relate to a $30 million payable to Microsoft in conjunction with our tax sharing agreement, which we expect to pay in the fourth quarter of 2007.
Minority Interest
•	Our minority interest relates to our minority ownership position in eLong, results for which are consolidated for all periods presented.

•	During the three months ended September 30, 2006, we paid $18 million to complete the purchase of the remaining minority interest in TripAdvisor™.

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Purchase Obligations
•	At November 9, 2006, we have agreements with certain vendors under which we have future minimum obligations as follows: $3.4 million for the remainder of 2006, $13.9 million for 2007, $6.2 million for 2008 and $6.2 million for 2009. These minimum obligations are less than our projected use for those periods and payments may be more than the minimum obligations based on actual use. If certain obligations are met by our counterparties, our obligations will increase.
Common Stock
•	In July 2006 we repurchased 9.5 million shares of Expedia, Inc. common stock for $134 million at an average repurchase price of $14.14 per share, including transaction costs. These repurchases completed our May 2006 authorization to repurchase up to 20 million shares of common stock.

•	In August 2006 our Board of Directors authorized an additional repurchase of up to 20 million common shares. There is no fixed termination date for the repurchase and we have not repurchased any shares under this subsequent authorization.
Class B Common Stock
•	There are approximately 26 million shares of Expedia® Class B common stock outstanding. Class B holders are entitled to ten votes per share when voting on matters with the holders of Expedia common and preferred stock.

•	Through the common stock our Chairman and Senior Executive Barry Diller owns directly, as well as the common stock and Class B stock for which he has an irrevocable proxy, Mr. Diller has a controlling 55% voting interest in Expedia, Inc. as of October 31, 2006.
Warrants
•	As of September 30, 2006 we had 58.5 million warrants outstanding, which, if exercised in full, would entitle holders to acquire 34.6 million common shares of Expedia, Inc. for an aggregate purchase price of approximately $774 million (an average of $22 per Expedia, Inc. common share).

•	32.2 million of these warrants are privately held and expire in 2012, and 26.0 million warrants are publicly-traded and expire in 2009. There are 0.3 million miscellaneous warrants outstanding.
Stock-Based Awards
•	At September 30, 2006, there were approximately 31 million stock-based awards outstanding, consisting of 24 million stock options with a $16.40 weighted average exercise price and a weighted average remaining life of 3.6 years, and 7 million RSUs.

•	During the third quarter we granted 0.3 million RSUs. Year-to-date through September 30, 2006, we have granted 4.3 million RSUs to employees, including approximately 1 million performance-related grants to certain executives.

•	Year-to-date through September 30, 2006 employee equity award grants net of cancellations, expirations and forfeitures are 1.9 million.

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Basic, Fully Diluted and Adjusted Diluted Shares
•	Weighted average basic, fully diluted and adjusted diluted share counts are as follows (in 000’s; some numbers may not add due to rounding):

	Quarter Ended	Quarter Ended	Quarter Ended
	September 30, 2006	December 31, 2005	September 30, 2005
Basic	330,359	339,746	336,409

Options	6,351	13,249	9,022
Warrants	2,288	5,138	4,872
Derivative liabilities	1,300	4,304	2,483
RSUs / RSAs	827	419	160
Other	13	776	405

Fully diluted	341,137	363,632	353,351
RSUs / RSAs, Adjusted Net Income method	6,761	4,648	4,814

Adjusted diluted	347,898	368,279	358,165
•	The decreases in basic, fully diluted and adjusted diluted shares since December 31, 2005 primarily relate to our 20 million share repurchase completed in July 2006.

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Expedia, Inc.
Operational Metrics — Third Quarter 2006
(All figures in millions)
•	The following metrics are intended as a supplement to the financial statements found in this press release and in our filings with the SEC. In the event of discrepancies between amounts in these tables and our historical financial statements, readers should rely on our filings with the SEC and financial statements in our releases.

•	As our business evolves and as we integrate our operations, we intend to periodically review and refine the definition, methodology and appropriateness of each of our supplemental metrics. As a result, these metrics are subject to removal and/or change, and such changes could be material.

•	“Expedia” gross bookings constitute bookings from all Expedia-branded properties, including our international sites and our worldwide Expedia® Corporate Travel businesses. “Other” gross bookings constitute bookings from all brands other than Expedia-branded properties and Hotels.com and its international points of presence.

•	100% of TripAdvisor™ revenue is included in “Domestic” revenue.

•	Metrics, with the exception of revenue items, include 100% of the results of an unconsolidated joint-venture of which we own approximately 49.9%.

•	These metrics do not include adjustments for one-time items, acquisitions, foreign exchange or other adjustments.

•	Some numbers may not add due to rounding.

	2004		2005				2006			Y/Y
	Q3	Q4	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Growth
Gross Bookings by Geography
Domestic *	$2,613	$2,282	$3,160	$3,208	$3,031	$2,604	$3,508	$3,455	$3,095	2%
International *	653	613	926	924	907	791	1,140	1,109	1,166	29%

Total	$3,266	$2,895	$4,086	$4,133	$3,938	$3,395	$4,648	$4,565	$4,261	8%
Revenue by Geography
Domestic *	$406	$340	$378	$430	$447	$364	$371	$443	$434	-3%
International *	98	99	107	125	138	130	123	156	180	30%

Total	$504	$439	$485	$555	$585	$495	$494	$598	614	$5%
Gross Bookings by Brand
Expedia	$2,525	$2,310	$3,252	$3,191	$3,048	$2,679	$3,680	$3,590	$3,343	10%
Hotels.com	461	351	483	497	502	407	582	621	600	19%
Other	280	234	352	445	387	309	386	354	318	-18%

Total	$3,266	$2,895	$4,086	$4,133	$3,938	$3,395	$4,648	$4,565	$4,261	8%
Gross Bookings by Agency/Merchant
Agency	$1,875	$1,760	$2,386	$2,421	$2,297	$2,082	$2,695	$2,728	$2,473	8%
Merchant	1,391	1,135	1,700	1,712	1,640	1,314	1,953	1,837	1,788	9%

Total	$3,266	$2,895	$4,086	$4,133	$3,938	$3,395	$4,648	$4,565	$4,261	8%
Packages Revenue	$109	$94	$114	$124	$128	$106	$114	$131	$125	-2%
Number of Transactions	9.2	6.7	9.6	10.1	10.4	8.7	10.8	10.6	10.4	0%
Merchant Hotel Room Nights	9.1	4.7	7.3	8.8	10.2	8.3	8.1	10.1	11.1	9%
Notes & Definitions:
Gross Bookings — Total retail value of transactions booked for both agency and merchant transactions, recorded at the time of booking. Bookings include the total price due for travel by travelers, including taxes, fees and other charges, and are generally not reduced for cancellations and refunds.
Number of Transactions — Quantity of purchases reported as booked, net of cancellations. Packages purchased using our packages wizard, which by definition include a merchant hotel, are recorded as a single transaction.
Merchant Hotel Room Nights — Worldwide merchant hotel nights, net of cancellations. With the exception of Hotwire, which records room nights upon booking, nights are reported as stayed. This metric includes nights stayed on both a package and stand-alone basis.
*	2004 and 2005 amounts have been revised, primarily to reflect adjusted gross bookings and revenue allocations for certain points of sale to conform to our presentation of 2006 periods. There was no impact on total gross bookings and consolidated revenue as a result of these changes.

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Definitions of Non-GAAP Measures
Expedia, Inc. reports Operating Income Before Amortization, Adjusted Net Income, Adjusted EPS, Free Cash Flow and non-GAAP operating expense (non-GAAP selling and marketing, non-GAAP general and administrative and non-GAAP technology and content), all of which are supplemental measures to GAAP and are defined by the SEC as non-GAAP financial measures. These measures are among the primary metrics by which management evaluates the performance of the business, on which internal budgets are based and by which management is compensated. Management believes that investors should have access to the same set of tools that management uses to analyze our results. These non-GAAP measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP. We endeavor to compensate for the limitation of the non-GAAP measures presented by also providing comparable GAAP measures, GAAP financial statements and descriptions of the reconciling items and adjustments, to derive the non-GAAP measures.
Operating Income Before Amortization (“OIBA”) is defined as operating income plus: (1) amortization of non-cash distribution and marketing expense, (2) stock-based compensation expense, (3) amortization of intangible assets and goodwill and intangible asset impairment, if applicable and (4) certain one-time items, if applicable. OIBA represents the combined operating results of Expedia, Inc.’s businesses, taking into account depreciation, which we believe is an ongoing cost of doing business, but excluding the effects of other non-cash expenses that may not be indicative of our core business operations. Management believes this measure is useful to investors because it corresponds more closely to the cash operating income generated from our core operations by excluding significant non-cash operating expenses, it aids in forecasting and analyzing future operating income as stock-based compensation, amortization of intangibles, assuming no subsequent acquisitions, and non-cash distribution and marketing expenses are likely to decline going forward and because it provides greater insight into management decision making at Expedia, Inc. as OIBA is our primary internal metric for evaluating the performance of our businesses. OIBA has certain limitations in that it does not take into account the impact of certain expenses to Expedia, Inc.’s statements of income, including stock-based compensation, non-cash payments to partners, acquisition-related accounting and certain one-time items, if applicable. Due to the high variability and difficulty in predicting certain items that affect net income, such as tax rates, stock price and interest rates, Expedia, Inc. is unable to provide a reconciliation to net income on a forward-looking basis without unreasonable efforts.
Adjusted Net Income generally captures all items on the statements of income that have been, or ultimately will be, settled in cash and is defined as net income available to stockholders plus net of tax (1) amortization of non-cash distribution and marketing expense, (2) stock-based compensation expense, (3) amortization of intangible assets and goodwill or intangible impairment, if applicable, (4) one-time items, (5) minority interest, (6) mark to market gains and losses on derivative liabilities and (7) discontinued operations. We believe Adjusted Net Income is useful to investors because it represents Expedia, Inc.’s combined results, taking into account depreciation, which management believes is an ongoing cost of doing business, but excluding the impact of other non-cash expenses and items not directly tied to the core operations of our businesses.
Adjusted EPS is defined as Adjusted Net Income divided by weighted fully diluted shares outstanding for Adjusted EPS purposes. We include dilution from options and warrants per the treasury stock method and include all shares relating to RSUs in shares outstanding for Adjusted EPS. This differs from the GAAP method for including RSUs, which treats them on a treasury method basis. Shares outstanding for Adjusted EPS purposes are therefore higher than shares outstanding for GAAP EPS purposes. We believe Adjusted EPS is useful to investors because it represents, on a per share basis, Expedia’s consolidated results, taking into account depreciation, which we believe is an ongoing cost of doing business, as well as other charges which are not allocated to the operating businesses such as interest expense, taxes and minority interest, but excluding the effects of other non-cash expenses not directly tied to the core operations of our businesses. Adjusted Net Income and Adjusted EPS have the same limitations as OIBA. In addition, Adjusted Net Income does not include all items that affect our net income and net income per share for the period. Therefore, we think it is important to evaluate these measures along with our consolidated statements of income.
Free Cash Flow is defined as net cash flow provided by operating activities less capital expenditures. Management believes Free Cash Flow is useful to investors because it represents the operating cash flow that our operating businesses generate, less capital expenditures but before taking into account other cash movements that are not directly tied to the core operations of our businesses, such as financing activities or certain investing activities. Free Cash Flow has certain

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limitations in that it does not represent the total increase or decrease in the cash balance for the period, nor does it represent the residual cash flow for discretionary expenditures. Therefore, it is important to evaluate Free Cash Flow along with the consolidated statements of cash flows.
Non-GAAP selling and marketing, general administrative and technology and content excluding stock-based compensation exclude stock-based compensation related to expenses for stock options, restricted stock units and other equity compensation under FAS 123(R). Expedia, Inc. excludes stock-based compensation expenses from these measures primarily because they are non-cash expenses that we do not believe are necessarily reflective of our ongoing cash operating expenses and cash operating income. These expenses are also likely to decline in the near future as we no longer award options as our primary form of equity compensation. In addition, due to historical accounting charges and credits related to our spin-off, changes in forfeiture estimate and other events, stock-based compensation has been highly variable in some historical quarters, impairing year-on-year and quarter-to-quarter comparability. Moreover, because of varying available valuation methodologies, subjective assumptions and the variety of award types that companies can use when adopting FAS 123(R), management believes that providing non-GAAP financial measures that exclude stock-based compensation allows investors to make meaningful comparisons between our recurring core business operating results and those of other companies, as well as providing management with an important tool for financial operational decision making and for evaluating our own recurring core business operating results over different periods of time. There are certain limitations in using financial measures that do not take into account stock-based compensation, including the fact that stock-based compensation is a recurring expense and a valued part of employees’ compensation. Therefore it is important to evaluate both our GAAP and non-GAAP measures. See the Note to the Consolidated Statements of Income for stock-based compensation by line item.
Tabular Reconciliations for Non-GAAP Measures
Operating Income Before Amortization

	Three months ended		Nine months ended
	September 30,		September 30,
	2006	2005	2006	2005
	(in thousands)
OIBA	$180,011	$183,524	$452,774	$494,501
Amortization of intangible assets	(26,569)	(30,756)	(86,860)	(94,204)
Impairment of intangible asset	(47,000)	—	(47,000)	—
Stock-based compensation	(16,439)	1,009	(57,547)	(79,899)
Amortization of non-cash distribution and marketing	(711)	(5,138)	(9,578)	(9,055)

Operating income	89,292	148,639	251,789	311,343
Interest income, net	4,840	17,968	13,102	47,479
Write-off of long-term investment	—	(23,426)	—	(23,426)
Other, net	2,926	7,379	17,049	11,889
Provision for income taxes	(37,707)	(69,026)	(103,523)	(143,895)
Minority interest in (earnings) losses of consolidated subsidiaries, net	(374)	501	(623)	106

Net income	$58,977	$82,035	$177,794	$203,496

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Adjusted Net Income & Adjusted EPS

	Three months ended		Nine months ended
	September 30,		September 30,
	2006	2005	2006	2005
	(in thousands, except per share data)
Net income	$58,977	$82,035	$177,794	$203,496
Amortization of intangible assets	26,569	30,756	86,860	94,204
Impairment of intangible asset	47,000	—	47,000	—
Stock-based compensation	16,439	(1,009)	57,547	79,899
Amortization of non-cash distribution and marketing	711	5,138	9,578	9,055
Write-off of long-term investment	—	23,426	—	23,426
Unrealized loss (gain) on derivative instruments, net	603	(12,000)	(11,609)	(12,000)
Minority interest	(185)	(535)	(720)	(1,448)
Provision for income taxes	(32,930)	(863)	(74,068)	(53,643)

Adjusted net income	$117,184	$126,948	$292,383	$342,989

GAAP diluted weighted average shares outstanding	341,137	353,351	355,075	344,819
Additional restricted stock units	6,761	4,814	6,303	1,605

Adjusted weighted average shares outstanding	347,898	358,165	361,378	346,424

Diluted earnings per share	$0.17	$0.23	$0.50	$0.59

Adjusted earnings per share	$0.34	$0.35	$0.81	$0.99

Free Cash Flow

	Nine months ended
	September 30,
	2006	2005
	(in thousands)
Net cash provided by operating activities	$746,842	$943,653
Less: capital expenditures	(67,580)	(40,859)

Free cash flow	$679,262	$902,794

Conference Call
Expedia, Inc. will audiocast its conference call with investors and analysts discussing its third quarter financial results and certain forward-looking information on Thursday, November 9, 2006 at 2:00 p.m. Pacific Time (PT). The audiocast will be open to the public and available via http://www.expediainc.com/ir. Expedia, Inc. expects to maintain access to the audiocast on the IR website for approximately three months subsequent to the initial broadcast.
Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are not guarantees of future performance. These forward-looking statements are based on management’s expectations as of November 9, 2006 and assumptions which are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict. The use of words such as “anticipates,” “estimates,” “expects,” “intends,” “plans” and “believes,” among others, generally identify forward-looking statements. However, these words are not the exclusive means of identifying such statements. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements and may include statements relating to future revenues, expenses, margins, profitability, net income, earnings per share and other measures of results of operation and the prospects for future growth of Expedia, Inc.’s business.
Actual results and the timing and outcome of events may differ materially from those expressed or implied in the forward-looking statements for a variety of reasons, including, among others: Expedia, Inc.’s ability to effectively update, automate and integrate disparate financial and accounting systems and approaches among its brands and businesses; the accuracy, integrity, security and redundancy of systems, including financial and accounting systems, and networks of Expedia, Inc.; reliance on newly implemented systems supporting our financial planning and projections; adverse changes in our relationships with travel suppliers or GDS partners; adverse changes in senior management; the rate of growth of

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the internet and online travel; changes in the competitive environment, the e-commerce industry and broadband access; declines or disruptions in the travel industry (including those caused by decreased consumer and business spending, adverse weather, bankruptcies, health risks, war, terrorism and/or general economic downturns); the rate of online migration in the various geographies and markets in which Expedia, Inc. operates, including Asia; fluctuations in foreign exchange rates; changing laws, rules and regulations and legal uncertainties relating to our business; Expedia, Inc.’s ability to expand successfully in international markets; possible charges resulting from, among other events, integration and process review activities, platform migration and shared services efforts; failure to realize cost efficiencies; the successful completion of any pending corporate transactions and the integration of current and acquired businesses; and other risks detailed in Expedia, Inc.’s public filings with the SEC, including Expedia, Inc.’s most recent quarterly report on Form 10-Q and its annual report on Form 10-K for the year ended December 31, 2005.
Except as required by law, Expedia, Inc. undertakes no obligation to update any forward-looking or other statements in this press release, whether as a result of new information, future events or otherwise.
Basis of Presentation
On August 9, 2005, IAC separated into two separate companies. As a result, Expedia, Inc. became a separate public company (the “Spin-Off”). These financial statements present results of operations, financial position and cash flows on a combined basis until the Spin-Off and on a consolidated basis thereafter. The unaudited financial statements relating to periods prior to August 9, 2005 were prepared on a combined basis because there was no direct ownership relationship among any or all of the businesses that comprised Expedia, Inc. upon Spin-Off.
About Expedia, Inc.
Expedia, Inc. is the world’s leading online travel company, empowering business and leisure travelers with the tools and information they need to easily research, plan, book and experience travel. Expedia, Inc. also provides wholesale travel to offline retail travel agents. Expedia, Inc.’s portfolio of brands include: Expedia.com®, hotels.com®, Hotwire®, Expedia® Corporate Travel, TripAdvisor™ and Classic Vacations®. Expedia, Inc.’s companies also operate internationally with sites in Canada, the United Kingdom, Germany, France, Italy, the Netherlands, Australia and China, through its investment in eLong™. For more information, visit http://www.expediainc.com. (NASDAQ: EXPE).
Expedia, Expedia.com, Enjoy Your Trip and the Airplane logo are either registered trademarks or trademarks of Expedia, Inc. in the U.S. and/or other countries. Classic Vacations and the Bird of Paradise logo are either registered trademarks or trademarks of Classic Vacations, LLC in the U.S. and/or other countries. hotels.com, the hotels.com logo and We Know Hotels Inside And Out are either registered trademarks or trademarks in the U.S. and/or other countries of Hotels.com, L.P., a subsidiary of Hotels.com. Hotwire and Hotwire.com are either registered trademarks or trademarks of Hotwire, Inc. in the U.S. and/or other countries. TripAdvisor, the Owl Logo and Get The Truth. Then Go. are either registered trademarks or trademarks in the U.S. and/or other countries of TripAdvisor LLC. Other logos and product or company names mentioned herein may be the property of their respective owners.

Contacts
Investor Relations (425) 679-3555 ir@expedia.com	Communications (425) 679-4317 press@expedia.com
© 2006 Expedia, Inc. All rights reserved. CST 2029030-40.

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